EXHIBIT 10.2
SIXTH AMENDMENT TO CREDIT AGREEMENT AND WAIVER
          This SIXTH AMENDMENT TO CREDIT AGREEMENT AND WAIVER, dated as of May ___, 2008 (this “Amendment”), by and among Handleman Company, a Michigan corporation (“Holdings”), Handleman Services Company, a Michigan corporation (“Handleman Services”), the other subsidiaries of Holdings identified on the signature page hereto as “Borrowers” (such Subsidiaries, together with Handleman Services, are referred to individually as a “Borrower” and collectively, jointly and severally, as “Borrowers”), certain subsidiaries of Holdings identified on the signature page hereto as “Credit Parties” (“Credit Parties”), the Lenders (as defined below) party hereto, and General Electric Capital Corporation (“GE Capital”), as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”).
          WHEREAS, Holdings, Borrowers, Credit Parties, the lenders party thereto from time to time (“Lenders”) and Agent are parties to that certain Credit Agreement, dated April 30, 2007 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”), pursuant to which Lenders have agreed to make, and have made, certain loans and other financial accommodations to Borrowers;
          WHEREAS, Borrowers and Guarantors have requested that Agent and Lenders agree to waive certain Events of Default that have occurred and are continuing, and amend certain terms and conditions of the Credit Agreement, in each case, as more fully set forth herein; and
          WHEREAS, Agent and Lenders have agreed to waive such Events of Default and to make such amendments to the Credit Agreement, in each case, subject to the terms and conditions set forth herein.
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
          1. Definitions. All terms used herein which are defined in the Credit Agreement and not otherwise defined herein are used herein as defined therein.
          2. Amendments to Credit Agreement.
          (a) Section 1.5(a) of the Credit Agreement, Interest and Applicable Margins, is hereby amended by amending and restating the table entitled “Applicable Margins” as follows:

“Applicable Margins

	Level I	Level II	Level III
Applicable Revolver Index Margin	1.50%	150%	1.50%
Applicable Revolver LIBOR Margin	3.00%	3.00%	3.00%
Applicable L/C Margin	3.00%	3.00%	3.00%
Applicable Unused Line Fee Margin	0.50%	0.50%	0.50%”
          (b) Section 5.20 of the Credit Agreement, Deposit Accounts, is hereby amended and modified by deleting the phrase “April 15, 2008” contained therein and inserting the phrase “August 31, 2008” in its stead.
          (c) Section 6.2 of the Credit Agreement, Liens, is hereby amended and modified by (i) deleting the word “and” at the end of clause (o) thereof, (ii) deleting the period at the end of clause (p) thereof and inserting a semicolon and the word “and” in its stead, and (iii) adding the following new clause (q) to the end thereof to read in its entirety as follows:
“(q) Liens in favor of the Trade Lien Agent under the Trade Lien Agreement, so long as any such Lien is subject to the Trade Lien Intercreditor Agreement;”
          (d) Section 6.6(a) of the Credit Agreement, Investments, is hereby amended and modified by deleting clause (v) in its entirety and inserting the following in lieu hereof:
“(v) maintained in the United Kingdom, whether or not in Blocked Accounts, but excluding any Blocked Cash, will not exceed $2,000,000 for more than one Business Day (or in the case of amounts held exclusively for purposes of payroll, two Business Days); provided, however, notwithstanding anything to the contrary contained in this Section 6.6(a), under no circumstances shall Deposit Accounts used for collection of customer payments be maintained unless such Deposit Account is also a Blocked Account.”
          (e) Section 6.6 of the Credit Agreement, Investments, is hereby amended and modified by deleting clause (e) in its entirety and inserting the following in lieu hereof:
“(e) Consolidated Capital Expenditures, License Advances, Exclusive Distribution Costs and Software Development Costs, in each case, to the extent permitted by Section 6.7 and Annex G;”
          (f) Section 6.8 of the Credit Agreement is hereby amended by amending and restating the final parenthetical contained in the introductory paragraph thereof to read in its entirety as follows:

“(other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures, License Advances, Exclusive Distribution Costs and Software Development Costs, in each case, in the ordinary course of business)”
          (g) Article 6 of the Credit Agreement, Negative Covenants, is hereby amended and modified by inserting the following new Section at the end of such Article:
“6.24 Crave Business Plan. Holdings shall not fail to deliver to Agent (a) by not later than May 15, 2008, a business plan for Crave Entertainment Group, Inc., Crave Entertainment, Inc. and SVG Distribution, Inc. (collectively, the “Crave Entities”), in form and substance satisfactory to Agent, and (b) by not later than June 30, 2008, a historical and projected return on investment report for each title owned by the Crave Entities, which report shall be in form and substance satisfactory to Agent.”
          (h) Annex A of the Credit Agreement, Definitions, is hereby amended and modified by adding the following new definitions thereto, in appropriate alphabetical order, to read in its entirety as follows:
““Permitted Capital Expenditure Amount” means each amount that is approved in writing by Agent (which approval may be delivered by Agent to Holdings via email and will not be unreasonably withheld) for such purpose for such period following receipt of a written request from Holdings therefor, supported by any schedules and other documentation Agent may reasonably request (it being understood and agreed that no amount approved by Agent shall be used for any purpose other than the purpose detailed in the applicable request).
“Sixth Amendment Effective Date” means May ___, 2008.
“Trade Lien Agent” means the agent for certain trade creditors under the Trade Lien Agreement, and its successors and assigns in such capacity.
“Trade Lien Agreement” means a Trade Lien Agreement, by and among the Borrowers, the Guarantors, the Trade Lien Agent and the trade creditors from time to time party thereto, in form and substance satisfactory to Agent and Lenders.
“Trade Lien Intercreditor Agreement” means an Intercreditor and Lien Subordination Agreement, by and among Agent, the Term Loan Agent and the Trade Lien Agent, and acknowledged by the Borrowers and the Guarantors, in form and substance satisfactory to Agent and Lenders, as the same may be amended, supplemented or otherwise modified from time to time and any annexes, exhibits, schedules to any of the foregoing.”
          (i) Annex A of the Credit Agreement, Definitions, is hereby further amended and modified by amending and restating the definitions of “Commitments”, “Fixed Charge Coverage Ratio” and “Revolving Loan Commitment” to read in their entirety as follows:

““Commitments” means (a) as to any Lender, the aggregate of such Lender’s Revolving Loan Commitment (including without duplication the Swing Lien Lender’s Swing Line Commitment as a subset of its Revolving Loan Commitment) as set forth on Annex J or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders’ Revolving Loan Commitments (including without duplication the Swing Line Lender’s Swing Line Commitment as a subset of its Revolving Loan Commitment), which aggregate commitment shall be Fifty Million ($50,000,000) on the Sixth Amendment Effective Date, as to each of clause (a) and (b), as such Commitment may be reduced, amortized or adjusted from time to time in accordance with the Agreement.
“Fixed Charge Coverage Ratio” means the ratio as of the last day of any Fiscal Month of (a) Consolidated Adjusted EBITDA for the twelve month period most recently ended, taken as a single accounting period (or in the case of any period ended on or prior to May 2, 2009, Consolidated Adjusted EBITDA for the period from May 4, 2008 through the date of determination), to (b) Consolidated Fixed Charges for such period.
“Revolving Loan Commitment” means (a) as to any Lender, the aggregate commitment of such Lender to make Revolving Credit Advances or incur Letter of Credit Obligations as set forth on Annex J or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Advances or incur Letter of Credit Obligations, which aggregate commitment shall be Fifty Million ($50,000,000) on the Sixth Amendment Effective Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.”
          (j) Annex A of the Credit Agreement, Definitions, is hereby further amended and modified by amending and restating clause (f) of the definition of “Consolidated Adjusted EBITDA” contained therein to read in its entirety as follows:
“(f) amortization of License Advances and Exclusive Distribution Costs; plus”
          (k) Annex A of the Credit Agreement, Definitions, is hereby further amended and modified by deleting the word “Amounts” contained in clause (f) of the definition of “Consolidated Excess Cash Flow” contained therein and inserting the word “Costs” in it stead.
          (l) Annex A of the Credit Agreement, Definitions, is hereby further amended and modified by amending and restating clause (vi) of the definition of “Consolidated Fixed Charges” contained therein to read in its entirety as follows:
“(vi) License Advances paid in cash and Exclusive Distribution Costs paid in cash; plus”

          (m) Annex A of the Credit Agreement, Definitions, is hereby further amended and modified by adding the phrase “Trade Lien Intercreditor Agreement,” immediately after the phrase “Intercreditor Agreement,” in the definition of the term “Loan Documents” contained therein.
          (n) Annex E of the Credit Agreement, Financial Statements and Projections – Reporting, is hereby amended and modified by adding the following proviso to the end of subsection (i) thereof:
“provided, that the Financial Plan required to be submitted on May 5, 2008 shall not be required to include information for the 2010, 2011 and 2012 Fiscal Years of the Credit Parties so long as such information is delivered to Agent by not later than December 31, 2008.”
          (o) Annex G of the Credit Agreement, Financial Covenants, is hereby amended and modified by deleting such Annex in its entirety and replacing it with Annex G attached hereto.
          (p) Annex J of the Credit Agreement, Commitments as of the Closing Date, is hereby amended and modified by deleting such Annex in its entirety and replacing it with Annex J attached hereto.
     3. Waiver.
          (a) Credit Parties have advised Agent and Lenders that certain Events of Default have occurred and are continuing under Section 8.1 of the Credit Agreement due to the failure of Credit Parties to comply with (i) Section 5.24 of the Credit Agreement by reason of the Credit Parties failing to retain an investment banker, acceptable to Agent, for the purpose of exploring strategic options with respect to specified discrete businesses, pursuant to a written agreement in form and substance acceptable to Agent and Lenders, and failing to deliver a fully-executed copy of such agreement to Agent, certified as true and correct by an Authorized Officer of Holdings, in each case, by March 31, 2008, (ii) Section 6.6(a)(v) of the Credit Agreement, by reason of the Credit Parties maintaining more than $2,000,000 in Deposit Accounts in the United Kingdom for more than one Business Day prior to the date hereof, (iii) Section 5.20 of the Credit Agreement, by reason of the Credit Parties failing to deliver control agreements to Agent with respect to all Deposit Accounts maintained by any Credit Party in the U.K by April 15, 2008 and (iv) Section 4.1(a) and clause (i) of Annex E of the Credit Agreement, by reason of the Credit Parties failing to include information for the 2010, 2011 and 2012 Fiscal Years of the Credit Parties in the Financial Plan delivered to Agent on May 5, 2008 (such Events of Default, the “Specified Events of Default”).
          (b) At the request of Credit Parties, effective upon the Sixth Amendment Effective Date, each of Agent and Lenders hereby waives each Specified Event of Default that occurred prior to the date hereof.
          (c) The waivers set forth in Section 3(b) above shall be effective only in this specific instance and for the specific purposes set forth herein, and do not allow for any other or further departure from the terms and conditions of the Credit Agreement (including, without limitation, any further violation of Sections 5.24, 6.6(a)(v), 5.20, 4.1(a) and clause (i) of Annex E of the Credit Agreement), or any further amendment of any other provision of the Credit Agreement or any other Loan Document, which terms and conditions shall continue in full force and effect.
     4. Conditions to Effectiveness. This Amendment shall become effective (the “Sixth Amendment Effective Date”) upon satisfaction in full of the following conditions precedent:
          (a) Immediately after giving effect to this Amendment, (i) the representations and warranties contained in this Amendment, the Credit Agreement and the other Loan Documents shall be correct on and as of the date of this Amendment as though made on and as of such date (except where such representations and warranties relate to an earlier date in which case such representations and warranties shall be true and correct as of such earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing (or would result from this Amendment becoming effective in accordance with its terms).
          (b) Agent shall have received counterparts of this Amendment that bear the signatures of each of Credit Parties, Agent and Lenders.
          (c) Agent shall have received a copy of an amendment (or similar agreement), in form and substance reasonably satisfactory to Agent, duly executed by Credit Parties, Term Loan Agent, and Term Loan Lenders amending and waiving the corresponding provisions of the Term Loan Agreement.
     5. Credit Parties’ Representations and Warranties. Each Credit Party represents and warrants to Agent and Lenders as follows:
          (a) Such Credit Party (i) is duly organized, validly existing and in good standing under the laws of the state of its organization and (ii) has all requisite power, authority and legal right to execute, deliver and perform this Amendment and to perform the Credit Agreement, as amended hereby.
          (b) The execution, delivery and performance by such Credit Party of this Amendment and the performance by such Credit Party of the Credit Agreement, as amended hereby (i) have been duly authorized by all necessary action, (ii) do not and will not violate or create a default under such Credit Party’s organizational documents, any applicable law or any contractual restriction binding on or otherwise affecting such Credit Party or any of such Credit Party’s properties, and (iii) except as provided in the Loan Documents, do not and will not result in or require the creation of any Lien, upon or with respect to such Credit Party’s property.
          (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority is required in connection with the due execution, delivery and performance by such Credit Party of this Amendment or the performance by such Credit Party of the Credit Agreement, as amended hereby.
          (d) This Amendment and the Credit Agreement, as amended hereby, constitute the legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their terms except to the extent the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and by general principles of equity.
          (e) Immediately after giving effect to this Amendment, (i) the representations and warranties contained in the Credit Agreement are correct on and as of the date of this Amendment as though made on and as of the date hereof (except where such representations and warranties relate to an earlier date in which case such representations and warranties shall be true and correct as of such earlier date), and (ii) other than the Specified Events of Default, no Default or Event of Default has occurred and is continuing (or would result from this Amendment becoming effective in accordance with its terms).
     6. Continued Effectiveness of Credit Agreement. Each Credit Party hereby (a) confirms and agrees that the Credit Agreement and each other Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Amendment Effective Date all references in any such Loan Document to (i) “the Credit Agreement”, “hereto”, “hereof”, “hereunder”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended by this Amendment, (b) confirms and agrees that to the extent that any such Loan Document purports to assign or pledge to Agent, for the ratable benefit of Lenders, or to grant to Agent, for the ratable benefit of Lenders a security interest in or Lien on, any Collateral as security for the Obligations of the Credit Party, or any of their respective Subsidiaries from time to time existing in respect of the Credit Agreement and the other Loan Documents, such pledge, assignment and/or grant of the security interest or Lien is hereby ratified and confirmed in all respects, (c) the execution and delivery of this Amendment does not limit any other action that Agent is entitled to take, or that the Credit Parties are required to perform, under the Fifth Amendment Fee Letter, and (d) confirms and agrees that no amendment of any terms or provisions of the Credit Agreement, or the amendments and waivers granted hereunder shall relieve any Credit Party from complying with such terms and provisions other than as expressly amended or waived hereby or from complying with any other term or provision thereof or herein.
     7. Release. Each Credit Party hereby acknowledges and agrees that: (a) neither it nor any of its Affiliates has any claim or cause of action against Agent or any Lender (or any of their respective Affiliates, officers, directors, employees, attorneys, consultants or agents) and (b) Agent and each Lender has heretofore properly performed and satisfied in a timely manner all of its obligations to Credit Parties and their Affiliates under the Credit Agreement and the other Loan Documents. Notwithstanding the foregoing, Credit Parties wish (and Agent and Lenders agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect Agent’s or any Lenders’ rights, interests, security and/or remedies under the Credit Agreement and the other Loan Documents. Accordingly, for and in consideration of the agreements contained in this Amendment and other good and valuable consideration, each Credit Party (for itself and its Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release and forever discharge Agent and each Lender and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively, the “Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done, arising out of, connected with or related in any way to the Credit Agreement or any other Loan Document, or any act, event or transaction related or attendant thereto, or the agreements of any Agent or any Lender contained therein, or the possession, use, operation or control of any of the assets of any Credit Party, or the making of any Loans or other advances, or the management of such Loans or advances or the Collateral.
     8. Miscellaneous.
          (a) This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by telefacsimile or electronic method shall be equally as effective as delivery of an original executed counterpart of this Amendment.
          (b) Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
          (c) This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the parties to this Amendment hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Amendment.
          (d) Borrowers will pay on demand all reasonable fees, costs and expenses of Agent and Lenders in connection with the preparation, execution and delivery of this Amendment or otherwise payable under the Credit Agreement, including, without limitation, reasonable fees disbursements and other charges of counsel to Agent and Lenders.
          (e) This Amendment is a Loan Document executed pursuant to the Credit Agreement and shall be construed, administered and interpreted in accordance with the terms thereof. Accordingly, it shall be an Event of Default under the Credit Agreement if any representation or warranty made or deemed made by any Credit Party under or in connection with this Amendment shall have been incorrect when made or deemed made or if any Credit Party fails to perform or comply with any covenant or agreement contained herein.
[remainder of this page intentionally left blank]

ANNEX J (from Annex A — Commitments definition)
TO
CREDIT AGREEMENT
COMMITMENTS AS OF THE CLOSING DATE

Revolving Loan Commitment	Lender(s)
$50,000,000 (including a Swing Line Commitment of $25,000,000)	General Electric Capital Corporation

ANNEX G (Section 6.7)
to
CREDIT AGREEMENT
FINANCIAL COVENANTS
 Borrowers shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:
(f)	Consolidated Adjusted EBITDA. Holdings shall not permit Consolidated Adjusted EBITDA as at the end of the most-recently-ended Fiscal Month for the trailing twelve-month period then ended (or in the case of any period ended on or prior to May 2, 2009, for the period from May 4, 2008 through the date of determination) to be less than the correlative amount indicated below:

Consolidated Adjusted
Fiscal Month Ended On or About	EBITDA
May 31, 2008	($1,637,000)
June 30, 2008	($1,478,000)
July 31, 2008	($2,445,000)
August 30, 2008	($383,000)
September 30, 2008	$1,613,000
October 31, 2008	$8,347,000
November 30, 2008	$23,677,000
December 31, 2008	$28,676,000
January 31, 2009	$20,335,000
February 28, 2009	$21,581,000
March 31, 2009	$22,018,000
April 30, 2009 and each Fiscal Month ended thereafter	$23,331,000
(g)	Maximum Consolidated Capital Expenditures, License Advances, Exclusive Distribution Costs and Software Development Costs. Holdings shall not make or incur any Capital Expenditures, License Advances, Exclusive Distribution Costs or Software Development Costs. Holdings shall not permit its Subsidiaries to make or incur Consolidated Capital Expenditures, License Advances, Exclusive Distribution Costs and Software Development Costs in an aggregate amount for all of its Subsidiaries to exceed the lesser of (i) the Permitted Capital Expenditure Amount for such period, and (ii) the amount specified below for such period.

Period	Amount
April 20, 2008 through Fiscal Month ended on or about May 31, 2008	$3,350,000
April 20, 2008 through Fiscal Month ended on or about June 30, 2008	$5,000,000
April 20, 2008 through Fiscal Month ended on or about July 31, 2008	$6,450,000
April 20, 2008 through Fiscal Month ended on or about August 31, 2008	$7,800,000
April 20, 2008 through Fiscal Month ended on or about September 30, 2008	$9,250,000
April 20, 2008 through Fiscal Month ended on or about October 31, 2008	$10,000,000
April 20, 2008 through Fiscal Month ended on or about November 30, 2008	$10,750,000
April 20, 2008 through Fiscal Month ended on or about December 31, 2008	$11,500,000
April 20, 2008 through Fiscal Month ended on or about January 31, 2009	$12,250,000
April 20, 2008 through Fiscal Month ended on or about February 28, 2009	$13,000,000
April 20, 2008 through Fiscal Month ended on or about March 31, 2009	$13,750,000
April 20, 2008 through Fiscal Month ended on or about April 30, 2009	$14,500,000
Any period after April 30, 2009	An amount to be agreed between Borrowers and Agent
(h)	Maximum Lease Obligations. Holdings shall not create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee (i) for the payment of rent for any personal property in connection with any sale and leaseback transaction, or (ii) for the payment of rent for any personal property under leases or agreements to lease other than (A) obligations in respect of Capital Leases which would not cause the aggregate amount of all obligations under Capital Leases entered into after the Closing Date owing by Holdings and its Subsidiaries in the aggregate in any Fiscal Year to exceed the amounts set forth in paragraph (b) of this Annex G, and (B) Operating Lease Obligations which would not cause the aggregate amount of all Operating Lease Obligations owing by Holdings and its Subsidiaries in the aggregate in any Fiscal Year to exceed $10,000,000.

(i)	Minimum Availability. The Credit Parties shall not permit Borrowing Availability (without duplication, after giving effect to the Term Loan Reserve, the Minimum Availability Amount and all other Reserves then in effect) to be less than zero.

(j)	Minimum Asset Coverage. Credit Parties shall not permit, at any time, (i) the positive difference between (A) the Borrowing Base at such time (without taking into account the Term Loan Reserve, the Minimum Availability Amount or any other Reserves) and (B) the principal amount of all Indebtedness outstanding (including without limitation, all undrawn letters of credit) under the Term Loan Agreement and this Agreement at such time (such positive difference, the “Minimum Asset Coverage”) to be less than the correlative amount indicated below under the heading “Minimum Asset Coverage” for such period, or (ii) the percentage obtained by dividing (A) the amount specified in clause (i)(B) above at such time by (B) the amount specified in clause (i)(A) above at such time to be greater than the percentage specified below under the heading “Maximum Coverage Percentage” for such period:

		Maximum
	Minimum Asset	Coverage
Period	Coverage	Percentage
May 1, 2008 through May 31, 2008	$25,000,000	74.1%
June 1, 2008 through June 30, 2008	$30,000,000	69.3%
July 1, 2008 through July 31, 2008	$30,000,000	68.9%
August 1, 2008 through August 31, 2008	$30,000,000	69.8%
September 1, 2008 through September 30, 2008	$35,000,000	69.9%
October 1, 2008 through October 31, 2008	$60,000,000	60.4%
November 1, 2008 through November 30, 2008	$90,000,000	53.8%
December 1, 2008 through December 31, 2008	$70,000,000	56.5%
January 1, 2009 and all times thereafter	$60,000,000	60.0%
(k)	Minimum Fixed Charge Coverage Ratio. Holdings shall not permit the Fixed Charge Coverage Ratio as at any date specified below to be less than the correlative amount indicated below:

Fixed Charge
Fiscal Month Ended On or About	Coverage Ratio
May 31, 2008	(0.45) : 1.00
June 30, 2008	(0.18) : 1.00
July 31, 2008	(0.20) : 1.00
August 30, 2008	(0.03) : 1.00
September 30, 2008	0.09 : 1.00
October 31, 2008	0.40 : 1.00
November 30, 2008	1.02 : 1.00
December 31, 2008	1.08 : 1.00
January 31, 2009 and each Fiscal Month ended thereafter	1.00 : 1.00
(l)	Certain Calculations. For purposes of determining compliance with (i) the financial covenants set forth in this Annex G, (ii) the Fixed Charge Coverage Ratio requirements, and (iii) Borrowing Availability, in each case, in connection with a proposed Permitted Acquisition or a proposed Restricted Junior Payment, Consolidated Adjusted EBITDA, the components of Consolidated Fixed Charges and Borrowing Availability shall be calculated with respect to such period on a pro-forma basis (including pro forma adjustments approved by Agent in its sole discretion) using the historical audited (if available) financial statement of any business so acquired or to be acquired (in connection with a proposed Permitted Acquisition) and the consolidated financial statements of Holdings and its Subsidiaries which shall be reformulated as if the Permitted Acquisition or Restricted Junior Payment had been consummated at the beginning of such period.

(m)	Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. If any “Accounting Changes” (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then Borrowers, Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrowers’ and their Subsidiaries’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. “Accounting Changes” means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions),

(ii) changes in accounting principles concurred in by any Borrower’s certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments. All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of Consolidated Adjusted EBITDA in such period. If Agent, Borrowers and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Agent, Borrowers and Requisite Lenders cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change. For purposes of Section 8.1, a breach of a Financial Covenant contained in this Annex G shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the Financial Statements reflecting such breach are delivered to Agent.